PROSPECTUS SUPPLEMENT NO. 9	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated June 2, 2023)	Registration No. 333-269156

ProSomnus, Inc.

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated June 2, 2023 (the “Prospectus”) filed by ProSomnus, Inc. (the “Company”) with the information contained in the Company’s Current Report on Form 8-K, filed with the SEC on October 19, 2023. Accordingly, we have attached such Current Report on Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock and our public warrants are listed on the Nasdaq Global Market and Nasdaq Capital Market, respectively, under the symbols “OSA” and “OSAAW,” respectively. On October 18, 2023, the closing price of our common stock was $0.8300 and the closing price for our public warrants was $0.085.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our securities is highly speculative and involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 13 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 19, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 13, 2023

PROSOMNUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41567	88-2978216
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5675 Gibraltar Avenue
Pleasanton, CA	94588
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (844) 537-5337

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	OSA	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock for $11.50 per share	OSAAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 13, 2023, the compensation committee of the Board of Directors (the “Board”) of ProSomnus, Inc. (the “Company”) approved a form of restricted stock unit (“RSU”) award agreement under the Company’s 2022 Equity Incentive Plan (the “Plan”) and, effective October 16, 2023, approved RSU awards to Len Liptak, the Company’s Chief Executive Officer, Kim Sung, the Company’s Chief Technical Officer, and Laing Rikkers, the Company’s then-Executive Chair, covering 167,750 shares of common stock, 93,750 shares of common stock and 192,500 shares of common stock, respectively, each in accordance with the Company’s equity grant policy. The RSU awards will be scheduled to vest on October 15, 2025, subject to the individual continuing to provide services to the Company through that date and subject further to certain vesting acceleration provisions in the event of a termination of service by the Company without cause, a change in control of the company, or in the event of the individual’s death or disability.

On October 17, 2023, as part of a long-planned transition of responsibilities, Company Executive Chairman Laing Rikkers resigned her employment and will continue forward serving solely as the Chair of the Board. In connection with her transition, and in addition to her compensation pursuant to the Company’s Director Compensation Policy, the Company entered into a consulting agreement with Ms. Rikkers, pursuant to which Ms. Rikkers will be paid a $5,000 per month retainer with an additional hourly fee for every hour above the retainer amount.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Form of Restricted Stock Unit Award

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSOMNUS, INC.

	By:	/s/ Brian B. Dow
Name: Brian B. Dow
Title: Chief Financial Officer

Dated: October 19, 2023

Exhibit 10.1

PROSOMNUS, INC.

2022 EQUITY INCENTIVE PLAN

STOCK-BASED AWARD AGREEMENT

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

Unless otherwise defined herein, the terms defined in the 2022 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Stock-Based Award Agreement, including the Notice of Grant of Restricted Stock Units (the “Notice of Grant”), the Terms and Conditions of Restricted Stock Unit Grant, and any appendices and exhibits attached thereto (all together, the “Award Agreement”).

Name (“Participant):	[ ]
Address:	[ ]
[ ]

The undersigned Participant has been granted the right to receive a Stock-Based Award in the form of restricted stock units (“Restricted Stock Units” and this award of Restricted Stock Units, this “Award”), subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Date of Grant:	[ ]

Number of Restricted Stock Units:	[ ]

Vesting Schedule:	100% of the Restricted Stock Units subject to this Award will vest October 15, 2025, subject to Participant remaining an Employee, member of the Board of Directors or Consultant of the Company or of an Affiliate (in any such role, a “Service Provider”) through that date. Notwithstanding the foregoing, the vesting of this Award of Restricted Stock Units may accelerate as set forth in Section 4 of this Award Agreement.

In the event Participant ceases to be a Service Provider before Participant vests in the Restricted Stock Units, the Restricted Stock Units and Participant’s right to acquire any Shares hereunder will immediately terminate.

Participant acknowledges receipt of a copy of the Plan and represents that Participant is familiar with the terms and provisions thereof, and hereby accepts this Award Agreement subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of this Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	PROSOMNUS, INC.

Signature
[ ]
Print Name	Print Name
[ ]
Address:

[ ]
[ ]

[Signature Page to Restricted Stock Unit Award Agreement]

PROSOMNUS, INC.

2022 EQUITY INCENTIVE PLAN

STOCK-BASED AWARD AGREEMENT

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

1.            Grant of Restricted Stock Units. The Company hereby grants to the individual (the “Participant”) named in the Notice of Grant of Restricted Stock Units of this Award Agreement (the “Notice of Grant”) under the Plan a Stock-Based Award in the form of Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 29 of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan will prevail.

2.            Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share payable in accordance with the terms of this Award Agreement. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3 or 4, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.            Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting schedule set forth in the Notice of Grant, subject to Participant continuing to be a Service Provider through each applicable vesting date. Further, if:

(i)	a Change in Control occurs while Participant is a Service Provider, 100% of the Restricted Stock Units subject to this Award will vest;

(ii)	if Participant’s status as a Service Provider is terminated by the Company (or the Affiliate then employing Participant) without Cause, then 100% of the Restricted Stock Units subject to this Award will vest immediately vest prior to such termination; and

(iii)	if Participant’s status as a Service Provider is terminated due to Participant’s death or Disability, then 1/24th of the number of Restricted Stock Units multiplied by the number of full months from the Date of Grant through the date of such termination, will immediately vest.

For purposes of the foregoing, if Participant and the Company (or the Affiliate employing Participant) have entered into an employment or similar agreement where “Cause” is defined, then such definition will apply, and if not, Cause will have the definition as set forth in the Plan.

For purposes of the foregoing, “Change in Control” means the occurrence of any of the following events:

(i)	A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)	A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)	A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of the Change in Control definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

4.            Payment after Vesting.

(a)           General Rule. Subject to Section 6, any Restricted Stock Units that vest will be paid to Participant (or in the event of Participant’s death, to his or her properly designated beneficiary or estate) in whole Shares. Subject to the provisions of Section 4(b), such vested Restricted Stock Units shall be paid in whole Shares as soon as practicable after vesting, but in each such case within sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Restricted Stock Units payable under this Award Agreement.

(b)           Acceleration.

(i)            Discretionary Acceleration. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such , such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. If Participant is a U.S. taxpayer, the payment of Shares vesting pursuant to this Section 4(b) shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A. The prior sentence may be superseded in a future agreement or amendment to this Award Agreement only by direct and specific reference to such sentence.

(ii)           Notwithstanding anything in the Plan or this Award Agreement or any other agreement (whether entered into before, on or after the Date of Grant), if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to Participant’s death, and if (x) Participant is a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death.

(iii)          Section 409A. It is the intent of this Award Agreement that it and all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

5.            Forfeiture Upon Termination as a Service Provider. Notwithstanding any contrary provision of this Award Agreement, if Participant ceases to be a Service Provider, the then-unvested Restricted Stock Units awarded by this Award Agreement (after taking into account any vesting acceleration provisions set forth herein) will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder.

6.            Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7.            Tax Consequences. Participant has reviewed with its own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) will be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement. In no event will the Company reimburse Participant for any taxes imposed or other costs incurred as a result of Section 409A.

8.            Tax Obligations.

(a)           Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Restricted Stock Units, including, without limitation, (a) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or the Employer or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, (b) the Participant’s and, to the extent required by the Company (or Employer), the Company’s (or Employer’s) fringe benefit tax liability, if any, associated with the grant, vesting or settlement of the Restricted Stock Units or sale of Shares, and (c) any other Company (or Employer) taxes the responsibility for which the Participant has, or has agreed to bear, with respect to the Restricted Stock Units (or exercise thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares.

(b)           Tax Withholding. When Shares are issued as payment for vested Restricted Stock Units or, in the discretion of the Company, at such earlier time as the Tax Obligations are due, the Company and/or Employer will withhold the amount required to be withheld for the payment of Tax Obligations pursuant to such procedures as the Administrator may specify from time to time. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Tax Obligations, in whole or in part (without limitation), if permissible by applicable local law, by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the amount of such Tax Obligations, (c) withholding the amount of such Tax Obligations from Participant’s wages or other cash compensation paid to Participant by the company and/or the Employer, (d) delivering to the Company already vested and owned Shares having a Fair Market Value equal to such Tax Obligations, or (e) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount of the Tax Obligations. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any Tax Obligations by reducing the number of Shares otherwise deliverable to Participant and, until determined otherwise by the Company, this will be the method by which such Tax Obligations are satisfied. Further, if Participant is subject to tax in more than one jurisdiction between the Date of Grant and a date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges and agrees that the Company and/or the Employer (and/or former employer, as applicable) may be required to withhold or account for tax in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of such Tax Obligations hereunder at the time of payment of any vested Restricted Stock Units or, in the discretion of the Company, at such earlier time as the Tax Obligations are due, Participant will permanently forfeit such Restricted Stock Units and any right to receive Shares thereunder and the Restricted Stock Units will be returned to the Company at no cost to the Company. Participant acknowledges and agrees that the Company may refuse to deliver the Shares if such Tax Obligations are not delivered at the time they are due.

8.            Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

9.            No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE EMPLOYER) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK UNIT AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE EMPLOYER) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

10.          Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

11.          Nature of Grant. In accepting the grant, Participant acknowledges, understands and agrees that:

(a)           the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(b)           all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;

(c)           Participant is voluntarily participating in the Plan;

(d)           the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;

(e)           the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f)            the future value of the underlying Shares is unknown, indeterminable and cannot be predicted;

(g)           for purposes of the Restricted Stock Units, the Administrator will have the exclusive discretion to determine when Participant incurs a separation from service;

(h)           unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(i)            the following provisions apply only if Participant is providing services outside the United States:

(i)	the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purpose;

(ii)	Participant acknowledges and agrees that none of the Company, the Employer or any Affiliate will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement; and

(iii)	no claim or entitlement to compensation or damages will arise from forfeiture of the Restricted Stock Units resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any Affiliate or the Employer, waives Participant’s ability, if any, to bring any such claim, and releases the Company, any Affiliate and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

12.           No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

13.          Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Employer, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to a stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if Participant resides outside the United States, Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the Company, any stock plan service provider selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if Participant resides outside the United States, Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke Participant’s consent, Participant’s status as a Service Provider and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact Participant’s local human resources representative.

14.           Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at ProSomnus, Inc., 5675 Gibraltar Avenue, Pleasanton, CA 94588, or at such other address as the Company may hereafter designate in writing.

15.           Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any online or electronic system established and maintained by the Company or another third party designated by the Company.

16.           No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement will not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted both parties herein are cumulative and will not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

17.           Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement will be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Award Agreement may only be assigned with the prior written consent of the Company.

18.           Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or Participant’s estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Subject to the terms of this Award Agreement and the Plan, the Company will not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the date that the vested Restricted Stock Units become payable as the Administrator may establish from time to time for reasons of administrative convenience.

19.           Language. If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

20.           Interpretation. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

21.           Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

22.           Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this Award of Restricted Stock Units.

23.           Governing Law and Venue. This Award Agreement will be governed by the laws of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under the Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of San Francisco, California or the federal courts for the United States for the Northern District of California, and no other courts.

24.           Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

25.           Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that Participant has received Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

26.           Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Award Agreement (including the exhibits referenced herein) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.

27.           Country Addendum. Notwithstanding any provisions in this Award Agreement, the Restricted Stock Unit grant will be subject to any special terms and conditions set forth in any appendix to this Award Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Country Addendum, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum constitutes part of this Award Agreement.

PROSOMNUS, INC.
2022 EQUITY INCENTIVE PLAN
STOCK-BASED AWARD AGREEMENT
COUNTRY ADDENDUM

TERMS AND CONDITIONS

This Country Addendum includes additional terms and conditions that govern this Award of Restricted Stock Units under the Plan if Participant works in one of the countries listed below. If Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which he or she is currently working or if Participant relocates to another country after receiving the Award of Restricted Stock Units, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to Participant.

Certain capitalized terms used but not defined in this Country Addendum will have the meanings set forth in the Plan and/or the Award Agreement to which this Country Addendum is attached.

NOTIFICATIONS

This Country Addendum also includes notifications relating to exchange control and other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the countries listed in this Country Addendum, as of [______], 2023. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the notifications herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be outdated when Participant vests in the Restricted Stock Units, acquires Shares, or when Participant subsequently sells Shares acquired under the Plan.

In addition, the notifications are general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant is currently working (or is considered as such for local law purposes) or if Participant moves to another country after receiving an Award of Restricted Stock Units, the information contained herein may not be applicable to Participant.